Exhibit 10.73

*** Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

SIXTH ADDENDUM TO

ADCENTER LICENSE, HOSTING AND SUPPORT AGREEMENT

This Sixth Addendum is entered into by and between IAC Search & Media, Inc., a Delaware corporation (“Partner”) and LookSmart, Ltd., a Delaware corporation (“LookSmart”) and is the sixth addendum to that certain AdCenter License, Hosting and Support Agreement by and between Partner and LookSmart entered into as of May 16th, 2005, as amended by the parties in five prior addenda (collectively, the “Agreement”). This Sixth Addendum is effective as of December 1, 2009 (the “Addendum Effective Date”).

WHEREAS, the parties entered into the Agreement on May 16, 2005;

WHEREAS, the parties amended the Agreement in five addenda dated January 2006, June 2006, January 2007, June 2007, and March 2008;

WHEREAS, on May 19, 2009, Partner notified LookSmart that it would not renew the Agreement and that the Agreement would expire by its term effective December 31, 2009;

WHEREAS, Partner now wishes to renew the Agreement beyond December 31, 2009; and

WHEREAS, the parties wish to amend the Agreement to, among other things, extend the Term.

NOW THEREFORE, for good and adequate consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement

2.	Paragraphs 3(a) and 3(h) are hereby deleted in their entirety and replaced with the following:

“Subscription Payment. Partner shall pay to LookSmart the following Subscription Payment for Gross Revenues and Third Party Gross Revenues collected by Partner in each calendar month during the Term. For the avoidance of doubt, the revenue share payments described in this section shall be due and payable (at the time specified in Section 3(d) below) beginning on January 1, 2010.”

Time Period	Subscription Payment
January 2010	[…***…]
February 2010	[…***…]
March 2010	[…***…]
Extended Term	[…***…]

3.	Paragraph 4 of the Agreement entitled “Partner Obligations” shall be amended to include the following subparagraph:

“e. Use Restrictions. Partner’s use of the AdCenter in any twenty-four (24) hour period shall not exceed [...***...]. For the purposes of this paragraph the term “Query” shall mean an individual http request made to the AdCenter for results; the term “Keyword Listing” shall mean each keyword associated with an Ad Group; the term “Ad Group” shall mean individual keywords targeted by each advertiser; and the term “Impression” shall mean each Keyword Listing result returned in response to a Query.”

4.	Paragraph 8(a) of the Agreement is deleted in its entirety and replaced with the following:

“Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will end on March 31, 2010. Thereafter, Partner may extend the Term in one-month intervals up to a maximum of six months by providing thirty (30) days prior written notice to LookSmart (the “Extended Term”).”

5.	Paragraph 8(c) is deleted in its entirety and replaced with the following:

“c. Termination for Violations of Use Restrictions: LookSmart may terminate this Agreement if Partner is in breach of the Use Restrictions defined in paragraph 4(e) above and that breach remains uncured for five (5) days following delivery of written notice to Partner of the breach.”

6.	Except as expressly modified herein, the Agreement shall remain in full force and effect.

Partner		LookSmart

By:	/s/ James Speer	By:	/s/ Michael Schoen

Name:	James Speer	Name:	Michael Schoen

Title:	President	Title:	VP/GM, Advertising Platform

Date:	12/22/09	Date:	12/22/09

*** Confidential Treatment Requested